Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated July 18, 2022 relating to the balance sheet of Value Add Growth REIT IV, LLC, as of July 5, 2022 (inception) and the related notes to the financial statements.

/s/ Tesseract Advisory Group,
LLC Owings Mills, MD

October 20, 2022